FOR IMMEDIATE RELEASE
March 20, 2007

Cintas Corporation Reports Third Quarter Fiscal 2007
Revenue and Earnings
Revenue increases 8%
Earnings Per Diluted Share increases 7%

CINCINNATI, March 20, 2007 -- Cintas Corporation (Nasdaq:CTAS) today reported revenue for the third quarter of fiscal 2007 of $905.4 million, an 8.2% increase from the previous year’s third quarter revenue of $836.4 million. Earnings per diluted share of $0.48 increased 6.7% from $0.45 per diluted share last year, and net income of $76.7 million increased from last year’s net income of $76.6 million. Current year net income is being impacted by increased interest expense related to the Company’s share buyback program.

Scott D. Farmer, President and Chief Executive Officer, stated, “We posted solid growth in revenue and profits for our third quarter, delivering 8.2% revenue growth and 6.7% growth in earnings per diluted share. While all of our businesses are growing, growth in the third quarter was impacted by three things. First, the very mild winter weather into early February impacted the seasonal jacket and mat rental volume that normally occurs in this quarter.

“In addition, we continue to experience economic pressure in our uniform business due to the continued off-shoring of manufacturing jobs and the ripple effect this causes to other businesses serving these operations.

“Finally, our new sales force re-organization was completed at the end of the calendar year. We are encouraged about the early results and the new organization’s impact on cross-selling and overall improved revenue growth. In the short term, this change has caused disruption due to the promotion of many high-performing sales reps into management jobs, the time to train them in their new roles and the time necessary to develop their newly hired replacements. The full benefit of this new organization will be felt as these new sales representatives come up to speed, which is generally a 6-month to 1-year process.”

Mr. Farmer added, “Despite these top line pressures, we achieved solid growth and delivered earnings before interest and income taxes of 14.7% of revenue. We continue to increase our product line and service offerings in all of our businesses. Revenue growth in our First Aid and Safety, Fire Protection and Document Management businesses continues to be strong as we expand our geographic presence.”

Share Buyback Program

During the third quarter, Cintas purchased approximately 1.4 million shares of Cintas common stock under an authorized share buyback program at a cost of $57 million. Since the inception of this program, the Company has bought back approximately 14.2 million of the outstanding shares, or approximately 8% of the total shares outstanding at the beginning of the program, at a cost of approximately $580 million. The Company continues to operate under this program and has $420 million remaining under its current authorization.

Strong Balance Sheet

The Company’s balance sheet continues to be strong. Despite increased debt levels related to acquisitions and the share buyback program, debt to total capitalization as of February 28, 2007, was only 30.1%. Cash and marketable securities were $157.5 million at the end of the third quarter. As marketable securities mature, it is the Company’s intention to use the funds to reduce its outstanding debt under its commercial paper program, contingent upon other cash needs. Total shareholders’ equity was $2.1 billion.

Outlook

Mr. Farmer stated, “Based on our third quarter results and the continuing economic pressure on our customer base, we are lowering our current year revenue and earnings guidance. We now estimate that revenue for fiscal 2007 will be $3.675 to $3.725 billion and earnings per diluted share will be $2.03 to $2.08. We expect this year will be another record year at Cintas, which would result in our 38th consecutive year of growth in sales and earnings.

“We continue to be recognized by our customers and the business community in general for the services we provide our customers. In fact, we were recently named the “Most Admired Company” in the diversified outsourcing industry by FORTUNE magazine. We have consistently ranked among the top five “Most Admired” organizations in our industry sector since 2001 and this marks the fourth time we have topped this prestigious list. We have also been ranked among the “Best Employers in Canada” by Report on Business magazine in 2007 and were named “Reader’s Choice” as the best uniform supplier to the food processing industry by Food Processing magazine. This marks the fifth consecutive year that Cintas received “Golden Supplier” distinction from food industry professionals.”

Mr. Farmer added, “The accolades that we receive are a direct result of our employee-partners servicing our customers every day. We are excited about the future as we continue to expand our role as the professional services company of choice.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 37 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer - 513-573-4211

Michael L. Thompson, Vice President and Treasurer - 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	Feb. 28, 2007	Feb. 28, 2006 (Restated)*	% Chng.	Feb. 28, 2007	Feb. 28, 2006 (Restated)*	% Chng.
Revenue:
Rentals	$665,647	$631,322	5.4	$2,037,796	$1,890,920	7.8
Other services	239,751	205,099	16.9	705,029	604,761	16.6
Total revenue	$905,398	$836,421	8.2	$2,742,825	$2,495,681	9.9

Costs and expenses (income):
Cost of rentals	$371,185	$350,655	5.9	$1,129,500	$1,039,738	8.6
Cost of other services	148,386	132,796	11.7	445,944	397,024	12.3
Selling and administrative expenses	253,128	224,420	12.8	745,884	670,014	11.3
Interest income	(1,339)	(1,925)	-30.4	(4,488)	(4,959)	-9.5
Interest expense	11,584	7,239	60.0	36,499	22,059	65.5
Total costs and expenses	$782,944	$713,185	9.8	$2,353,339	$2,123,876	10.8

Income before income taxes	$122,454	$123,236	-0.6	$389,486	$371,805	4.8
Income taxes	45,727	46,642	-2.0	145,270	139,950	3.8
Net income	$76,727	$76,594	0.2	$244,216	$231,855	5.3

Per share data:
Basic earnings per share	$0.48	$0.46	4.3	$1.52	$1.38	10.1
Diluted earnings per share	$0.48	$0.45	6.7	$1.52	$1.37	10.9

Weighted average number of shares outstanding	159,311	168,038		160,144	168,321
Diluted average number of shares outstanding	159,699	168,599		160,550	168,915

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended			Nine Months Ended
	Feb. 28, 2007	Feb. 28, 2006 (Restated)*	% Chng.	Feb. 28, 2007	Feb. 28, 2006 (Restated)*	% Chng.
Rentals gross margin	44.2%	44.5%		44.7%	45.3%
Other services gross margin	38.1%	35.3%		36.7%	34.4%
Total gross margin	42.6%	42.2%		42.6%	42.4%
Net margin	8.5%	9.2%		8.9%	9.3%

Depreciation and amortization	$44,298	$40,484	9.4	$130,051	$118,144	10.1
Capital expenditures	$47,315	$31,899	48.3	$128,636	$102,080	26.0

Debt to total capitalization	30.1%	22.6%		30.1%	22.6%

RECONCILIATION TO GAAP MEASURES
	Three Months Ended			Nine Months Ended
	Feb. 28, 2007	Feb. 28, 2006 (Restated)*	% Chng.	Feb. 28, 2007	Feb. 28, 2006 (Restated)*	% Chng.
Income before income taxes	$122,454	$123,236	-0.6	$389,486	$371,805	4.8
Interest income	(1,339)	(1,925)	-30.4	(4,488)	(4,959)	-9.5
Interest expense	11,584	7,239	60.0	36,499	22,059	65.5
Earnings before interest and taxes	$132,699	$128,550	3.2	$421,497	$388,905	8.4

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	Feb. 28, 2007 (Unaudited)	May 31, 2006 (Restated)*
ASSETS
Current assets:
Cash and cash equivalents	$31,558	$38,914
Marketable securities	125,935	202,539
Accounts receivable, net	393,155	389,905
Inventories, net	227,083	198,000
Uniforms and other rental items in service	339,082	337,487
Prepaid expenses	14,926	11,163
Total current assets	1,131,739	1,178,008

Property and equipment, at cost, net	900,772	863,783

Goodwill	1,226,176	1,136,175
Service contracts, net	172,842	179,965
Other assets, net	75,960	67,306

	$3,507,489	$3,425,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$69,540	$71,635
Accrued compensation & related liabilities	57,014	50,134
Accrued liabilities	234,840	188,927
Income taxes:
Current	51,057	43,694
Deferred	39,506	51,669
Long-term debt due within one year	229,139	4,288
Total current liabilities	681,096	410,347

Long-term debt due after one year	654,376	794,454

Deferred income taxes	115,858	130,244

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized FY 2007: 172,838,020 shares issued and 158,640,697 shares outstanding FY 2006: 172,571,083 shares issued and 163,181,738 shares outstanding	130,389	120,860
Paid in capital	44,939	47,644
Retained earnings	2,443,139	2,260,917
Treasury stock FY 2007: 14,197,323 shares; FY 2006: 9,389,345 shares	(580,562)	(381,613)
Other accumulated comprehensive income	18,254	42,384
Total shareholders' equity	2,056,159	2,090,192

	$3,507,489	$3,425,237

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	Feb. 28, 2007	Feb. 28, 2006 (Restated)*
Cash flows from operating activities:

Net income	$244,216	$231,855

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	100,036	94,014
Amortization of deferred charges	30,015	24,130
Stock-based compensation	2,746	4,507
Deferred income taxes	(19,062)	7,399
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	911	(14,187)
Inventories	(28,176)	11,984
Uniforms and other rental items in service	(1,595)	(11,240)
Prepaid expenses	(3,676)	(790)
Accounts payable	(2,070)	(9,210)
Accrued compensation and related liabilities	6,880	511
Accrued liabilities	(15,511)	(32,293)
Tax benefit on exercise of stock options	(37)	(706)
Income taxes payable	7,400	4,947
Net cash provided by operating activities	322,077	310,921

Cash flows from investing activities:

Capital expenditures	(128,636)	(102,080)
Proceeds from sale or redemption of marketable securities	102,871	74,820
Purchase of marketable securities	(24,901)	(11,346)
Acquisitions of businesses, net of cash acquired	(135,011)	(327,983)
Other	(16,303)	(13,830)
Net cash used in investing activities	(201,980)	(380,419)

Cash flows from financing activities:

Proceeds from issuance of debt	252,460	173,000
Repayment of debt	(167,687)	(7,068)
Stock options exercised	9,529	11,404
Tax benefit on exercise of stock options	37	706
Repurchase of common stock	(198,949)	(114,170)
Other	(22,843)	10,473
Net cash (used in) provided by financing activities	(127,453)	74,345

Net (decrease) increase in cash and cash equivalents	(7,356)	4,847
Cash and cash equivalents at beginning of period	38,914	43,196
Cash and cash equivalents at end of period	$31,558	$48,043

*Restated to reflect the adoption of FAS 123(R) using the modified-retrospective method.